                                                                      Exhibit 99

CNA SURETY CORPORATION                                          ANALYST CONTACT:
CNA Plaza                                                          John Heneghan
Chicago  IL  60685                                                  312-822-1908
                                                        jsheneghan@cnasurety.com

                                                                  MEDIA CONTACT:
                                                                   Doreen Lubeck
                                                                    773-583-4331

================================================================================


                                                           FOR IMMEDIATE RELEASE


CNA Surety Reports Fourth Quarter and Year End 2000 Results

         CHICAGO, February 12, 2001 -- CNA Surety Corporation (NYSE:SUR) today reported lower profits for the fourth quarter and year ended December 31, 2000. Operating earnings, after income taxes, for the year ended December 31, 2000 declined five percent to $53.6 million, or $1.25 per share, from $56.5 million, or $1.28 per share, for the comparable period in 1999. Net income decreased to $53.6 million, or $1.25 per share, for the year from $56.5 million, or $1.28 per share, for the comparable period in 1999. These decreases in operating earnings and net income were primarily attributable to lower underwriting income partially offset by higher investment income. Underwriting income declined $7.4 million, or ten percent, primarily due to adverse claim trends on large commercial risks. For the full year 2000, the Company's combined ratio was 78.6 percent. Investment income for the year increased 16 percent to $29.9 million on a larger base of invested assets and a higher portfolio yield.

         "The acceleration in the downturn in the US economy in the fourth quarter of 2000 had a noticeable impact on the Company's underwriting results for the quarter and full year. CNA Surety is competitively well positioned for this period of economic transition to take advantage of the hard market conditions that are expected to follow," said Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety, "Our diversified product portfolio, underwriting consistency and financial strength will increasingly make us the surety of choice for our agents, customers and their brokers."

         Operating earnings for the fourth quarter of 2000 decreased $3.9 million to $11.8 million, or 27 cents per share, from $15.7 million, or 36 cents per share, for the same period in 1999. Net income decreased to $12.0 million, or 28 cents per share, from $15.4 million, or 35 cents per share, in 1999. These decreases in fourth quarter operating earnings and net income reflect lower underwriting income partially offset by higher investment income. Underwriting income declined $6.1 million, or 31 percent, primarily due to adverse claim trends on large commercial risks. For the fourth quarter of 2000, the Company's combined ratio was 82.1 percent. Investment income increased 15 percent to $8.0 million.

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         Gross written premiums for the year ended December 31, 2000 increased three percent to $316.7 million. This change in full year gross production reflects an estimated $5.3 million reduction associated with the mid-year decision by CNA Reinsurance Company, Limited (London) ("CNA Re") to discontinue writing assumed international credit and surety business. Assumed international surety and credit business from CNA Re for the year ended December 31, 2000 decreased to $6.0 million from $11.3 million in 1999. Excluding international reinsurance business assumed from CNA Re, core direct gross written premiums increased five percent to $310.7 million for the full year of 2000. Gross written premiums for contract surety increased eight percent for the full year of 2000 to $161.5 million due to generally favorable economic conditions for public construction in the first half of the year. A slowing domestic economy reduced construction activity in the second half of 2000. Gross written premiums for core direct commercial surety increased three percent to $122.6 million primarily due to volume growth of small commercial products and increased direct international production. Market conditions in the large commercial segment continue to be difficult given general economic conditions and deteriorating conditions in commercial credit markets. Net written premiums for the year ended December 31, 2000 increased two percent to $304.5 million with contract surety up three percent and commercial surety down one percent, reflecting the effects of higher reinsurance costs and the aforementioned gross production variances.

         For the fourth quarter of 2000, gross written premiums decreased three percent to $74.2 million. This decrease in fourth quarter gross production reflects an estimated $3.0 million reduction associated with the CNA Re assumed international credit and surety business. Excluding international reinsurance business assumed from CNA Re, core direct gross written premiums increased one percent to $74.2 million. Gross written premiums for contract surety increased five percent for the quarter to $38.5 million. A slowing domestic economy and unfavorable weather patterns reduced fourth quarter construction activity. Gross written premiums for core direct commercial surety decreased three percent to $29.6 million primarily due to economic conditions affecting large commercial products. For the fourth quarter of 2000, net written premiums decreased four percent to $71.8 million with contract surety up two percent and commercial surety down eleven percent, reflecting the aforementioned gross production variances and higher reinsurance costs.

         For the year ended December 31, 2000, underwriting income decreased $7.4 million, or ten percent, to $64.5 million, primarily due to adverse claim trends on large commercial risks. Adverse claim severity trends in the large commercial segment have contributed to increased estimates of incurred losses for more recent accident years and higher reinsurance costs. The loss and combined ratios were 18.4 percent and 78.6 percent, respectively, for the year ended December 31, 2000, compared to 15.7 percent and 74.6 percent, respectively, for the same period in 1999. The loss and combined ratios for the year ended December 31, 2000 and 1999 include net favorable loss reserve development of $7.1 million and $13.1 million, respectively. Net favorable loss reserve development in 2000 reflects positive loss and recovery trends primarily with respect to accident years prior to 1997 partially offset by adverse development in more recent accident years. The expense ratio increased 1.3 percentage points to 60.2 percent for the year ended December 31, 2000, reflecting the impact of increased reinsurance costs on net earned premiums. Higher reinsurance costs reduced net earned premiums for the year by approximately $7.4 million.

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         Underwriting income for the fourth quarter ended December 31, 2000 decreased $6.1 million, or 31 percent, to $13.8 million. The Company's loss and combined ratios were 21.7 percent and 82.1 percent, respectively, for the fourth quarter of 2000 compared with loss and combined ratios for the comparable 1999 quarter of 15.6 percent and 73.1 percent, respectively. The loss and combined ratios for the quarters ended December 31, 2000 and 1999 include net favorable loss reserve development of $0.3 million and $4.2 million, respectively. The expense ratio increased to 60.4 percent in the fourth quarter of 2000 compared with the expense ratio of 57.5 percent in the comparable quarter of 1999, reflecting the impact of increased reinsurance costs on net earned premiums. Higher reinsurance costs reduced net earned premiums for the quarter by approximately $2.0 million.

         Earnings per share figures for the three and twelve month periods of 2000 reflect the Company's share repurchases. In calendar 2000, the Company has repurchased approximately 300,000 of its shares at an aggregate cost of $3.7 million. As of December 31, 1999, the Company had repurchased approximately 1.1 million of its shares at an aggregate cost of $11.8 million.

         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

         CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

         NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on February 13, 2001. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at http://www.cnasurety.com/about/webcast.htm or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. A taped replay of the call will be available at 11:00 a.m. Central time from February 13 to 11:00 a.m. February 20, 2001 by dialing 800-839-6713 or 402-220-2306, using passcode 3979544.

                                      # # #



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
CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                 THREE MONTHS ENDED           YEARS ENDED
                                                     DECEMBER 31,             DECEMBER 31,
                                                     ------------             ------------
                                                 2000          1999         2000          1999
                                                 ----          ----         ----          ----
OPERATING RESULTS:

Gross written premiums                          $74,243      $76,436      $316,667      $306,859
                                                =======      =======      ========      ========
Net written premiums                            $71,753      $74,484      $304,468      $298,987
                                                =======      =======      ========      ========
Revenues:
  Net earned premiums                           $77,037      $73,973      $301,819      $283,540
  Net investment income                           8,001        6,950        29,897        25,850
  Net realized investment gains (losses)            366         (411)          557            15
                                                -------      -------      --------      --------
     Total revenues                              85,404       80,512       332,273       309,405
                                                -------      -------      --------      --------

Expenses:
  Net losses and loss adjustment expenses        16,740       11,553        55,683        44,672
  Net commissions, brokerage and
       other underwriting                        46,497       42,497       181,655       166,974
  Interest expense                                1,797        1,562         6,956         5,846
  Non-recurring charge(1)                            --           --           500            --
  Amortization of intangible assets               1,524        1,524         6,097         5,982
                                                -------      -------      --------      --------
     Total expenses                              66,558       57,136       250,891       223,474
                                                -------      -------      --------      --------
Income before income taxes                       18,846       23,376        81,382        85,931

Income taxes                                      6,802        7,963        27,780        29,433
                                                -------      -------      --------      --------
NET INCOME                                      $12,044      $15,413      $ 53,602      $ 56,498
                                                =======      =======      ========      ========
Basic earnings per common share                 $  0.28      $  0.35      $   1.25      $   1.28
                                                =======      =======      ========      ========
Diluted earnings per common share               $  0.28      $  0.35      $   1.25      $   1.28
                                                =======      =======      ========      ========
Basic weighted average shares outstanding        42,827       43,602        42,898        43,974
                                                =======      =======      ========      ========
Diluted weighted average shares outstanding      42,936       43,806        43,028        44,120
                                                =======      =======      ========      ========
OPERATING EARNINGS, AFTER INCOME TAXES:
Net income                                      $12,044      $15,413      $ 53,602      $ 56,498
Net realized investment (gains) losses             (238)         267          (362)          (10)
Non-recurring charge(1)                              --           --           325            --
                                                -------      -------      --------      --------
Operating earnings                              $11,806      $15,680      $ 53,565      $ 56,488
                                                =======      =======      ========      ========
DILUTED PER SHARE DATA:
Net income                                      $0. 28       $  0.35      $   1.25      $   1.28
Net realized investment (gains) losses           (0.01)         0.01         (0.01)           --
Non-recurring charge(1)                             --            --          0.01            --
                                                -------      -------      --------      --------
OPERATING EARNINGS                              $0. 27       $  0.36      $   1.25      $   1.28
                                                =======      =======      ========      ========

------------------------------------------
See notes to Press Release Investor Data on page 5.


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
CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                  THREE MONTHS ENDED           YEARS ENDED
                                                      DECEMBER 31,             DECEMBER 31,
                                                      ------------             ------------
                                                 2000          1999          2000         1999
                                                 ----          ----          ----         ----
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                     $38,460      $ 36,470      $161,539      $150,022
   Commercial                                    29,624        33,555       128,556       130,502
   Fidelity and other                             6,159         6,411        26,572        26,335
                                                -------      --------      --------      --------
                                                $74,243      $ 76,436      $316,667      $306,859
                                                =======      ========      ========      ========
Net written premiums:
  Contract                                      $36,398      $ 35,650      $150,504      $145,616
  Commercial                                     29,196        32,717       126,923       128,834
  Fidelity and other                              6,159         6,117        27,041        24,537
                                                -------      --------      --------      --------
                                                $71,753      $ 74,484      $304,468      $298,987
                                                =======      ========      ========      ========
Net earned premiums                             $77,037      $ 73,973      $301,819      $283,540
Net losses and loss adjustment expenses (2)      16,740        11,553        55,683        44,672
Net commissions, brokerage and other
      underwriting expenses                      46,497        42,497       181,655       166,974
                                                -------      --------      --------      --------
Underwriting income                             $13,800      $ 19,923      $ 64,481      $ 71,894
                                                =======      ========      ========      ========
Loss ratio (2)                                     21.7%         15.6%         18.4%         15.7%
Expense ratio                                      60.4          57.5          60.2          58.9
                                                -------      --------      --------      --------
Combined ratio (2)                                 82.1%         73.1%         78.6%         74.6%
                                                =======      ========      ========      ========
CASH FLOW DATA:

Net cash provided by operations                 $10,448      $  1,254      $ 79,244      $ 67,612

                                                                        DECEMBER 31,    December 31,
CONSOLIDATED BALANCE SHEET DATA:                                            2000           1999
                                                                            ----           ----
Invested assets and cash                                                  $555,975       $499,400
Intangible assets, net                                                     149,882        155,980
Total assets                                                               950,568        851,575

Insurance reserves                                                         406,636        357,233
Long-term debt                                                             101,556        101,900
Total stockholders' equity                                                 374,032        326,304

Book value per share                                                      $   8.76       $   7.59

Outstanding shares                                                          42,702         43,006
                                                                          ========       ========

------------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Relates to costs incurred with respect to the proposed tender offer by CNA Financial.

(2) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were reductions, were $337, or
         0.4 %, and $4,244, or 5.7%, for the three months ended December 31, 2000 and 1999, and $7,093, or 2.4 %, and $13,085, or 4.6%, for the
         twelve months ended December 31, 2000 and 1999, respectively.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


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